MARTIN BLOOM

KELLWOOD BOARD MEMBER RETIRES

St. Louis, MO (June 1, 2006) – Martin (Marty) Bloom, 73, retired from the Kellwood board of directors effective today, according to Robert C. Skinner, Jr., Kellwood chairman, president and chief executive officer.

Bloom, Kellwood board member since 2000, has served on the audit committee since 2000, and the compensation committee since 2003. A seasoned retail and apparel executive, he began his career in merchandising with Macy’s and Bloomingdale’s. Bloom later branched into developing overseas markets for May Department Stores. As his responsibilities grew, Bloom relocated overseas to head worldwide sourcing and development for May products. He also served as president of May Merchandising Company. Currently, he is the chairman of MBI Associates, an international consulting firm.

“Marty’s international and retailing background has been a tremendous asset to our Company over the past six years. We have benefited in numerous ways from his knowledge and experience. We wish him well in his future endeavors,” said Skinner.

A search is underway for a new board member.

Kellwood (NYSE:KWD), a $2 billion marketer of apparel and consumer soft goods, specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. For more information, visit www.kellwood.com.

Contact: Corina Taylor, Kellwood Director Corporate Communications, 314-576-3391, or corina.taylor@kellwood.com.

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